Exhibit 21.1

SUBSIDIARIES OF Living Homeopathy International Ltd.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Living Homeopathy Global Ltd.	British Virgin Islands	May 27, 2024	100%
Living Homeopathy Limited (卓越順勢療法有限公司)	Hong Kong	June 21, 1994	100%